EXHIBIT 21

                           BELL TECHNOLOGY GROUP LTD.

                              LIST OF SUBSIDIARIES

         The following is a list of all of the subsidiaries of Bell Technology Group Ltd. of which all are incorporated in the State of New York. All of the listed subsidiaries do business under the names presented below:

                           PFM Communications, Inc.
                           Naft International Ltd.
                           Naft Computer Services Corp.
                           Bluestreak Digital, Inc.